EXHIBIT 99.1
Recent Developments
COVID-19
The spread of novel coronavirus (COVID-19) and the recent developments surrounding the global pandemic are having material negative impacts on all aspects of our business. In particular:
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Numerous passengers and crew on Diamond Princess were diagnosed with COVID-19 and the ship was quarantined at a port in Japan. As of the time of disembarkation, a substantial portion of the passengers and crew were diagnosed with COVID-19 and subsequently several passengers died due to the disease.  Additionally, numerous passengers and crew on Grand Princess were diagnosed with COVID-19, some of whom subsequently died due to the disease.

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Numerous passengers and crew on other ships, including Zaandam, Costa Luminosa, Ruby Princess, Costa Magica and Costa Favolosa, have been diagnosed with COVID-19. Numerous passengers and crew on Zandaam are currently experiencing flu-like symptoms, and some have died. Costa Magica and Costa Favolosa are currently working with the U.S. Coast Guard to facilitate medical evacuations, and both vessels are anchored near the port of Miami.

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On March 13, 2020, we announced voluntary pauses of our fleet cruise operations by our continental European and North American brands. Subsequently, we implemented a voluntary pause of our global fleet cruise operations across all brands. Each brand has separately announced the duration of its pause, but we expect such pauses to be extended (and some extensions have already been announced) and any such extensions may be prolonged. The pauses will be dependent in part on various travel restrictions and travel bans issued by various countries around the world.

•	As of the date hereof:
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Substantially all our ships have disembarked their passengers. There are approximately 6,000 passengers onboard ships still at sea that are expected to disembark their passengers by the end of April. Some of our crew is unable to return home, and we will be providing them with food and housing.

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We have updated our cancellation policies, the terms of which vary widely by brand and sailing date, to permit cruisers to cancel certain upcoming cruises and elect to receive refunds in cash or future cruise credits. As an incentive to accept the future cruise credits, our brands have offerings which vary widely in terms but generally increase the value of the future cruise credits or onboard credits (credits that can be used as onboard spending money on a future sailing).  The volume and pace of cash refunds could have a material adverse effect on our liquidity and capital resources.

Significant events affecting travel, including COVID-19, typically have an impact on booking patterns, with the full extent of the impact generally determined by the length of time the event influences travel decisions. We believe the ongoing effects of COVID-19 on our operations and global bookings have had, and will continue to have, a material negative impact on our financial results and liquidity, and such negative impact may continue well beyond the containment of such outbreak. In particular:
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For the seven week period beginning January 26, 2020 and ending March 15, 2020, booking volumes for the remainder of 2020 were significantly behind the prior year on a comparable basis as a result of the effects of COVID-19. As of March 15, 2020, cumulative advanced bookings for the remainder of 2020 were meaningfully lower than the prior year and at prices that are considerably lower than the prior year on a comparable basis. As noted above, all of our global fleet operations are subject to voluntary pauses that we expect to be extended. Due to the unknown length of the pauses, booking volume data for 2020 may not be informative. In addition, because of our updated cancellation policies, booking volumes may not be representative of actual cruise revenues.

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For the first half of 2021, booking volumes since mid-December 2019 through March 1, 2020, were running slightly higher than the prior year. In contrast, for the first half of 2021 and during the two weeks ended March 15, 2020, we booked 546,000 Occupied Lower Berth Days, which was considerably behind the prior year pace. As of March 15, 2020, cumulative advanced bookings for the first half of 2021 were slightly lower than the prior year.

As of February 29, 2020, we had a total of 16 cruise ships scheduled to be delivered through 2025, including four during the remainder of fiscal 2020. We believe the effects of COVID-19 on the shipyards where our ships are under construction will result in delays in ship deliveries, which we cannot predict and may be prolonged.
In March 2020, Moody’s and S&P Global downgraded our long-term issuer and senior unsecured debt ratings. In addition, our long-term ratings were placed on review for further downgrade by both rating agencies. Our short-term commercial paper credit ratings were also placed on review for downgrade.
On March 13, 2020, we fully drew down our $3.0 billion multi-currency unsecured revolving credit agreement (“Existing Multicurrency Facility”).  On March 24, 2020, we settled derivatives in a net gain position of approximately $200 million.  Consequently, as of the date hereof, our principal source of immediate liquidity includes our available cash and cash equivalents.  Given the impact of COVID-19 on bookings, which are meaningfully reduced from the prior year comparative pace, and the pause of our global fleet cruise operations, which we expect to be extended, we are conducting the offering of the Notes and the Equity Offering to raise an additional $6.0 billion in aggregate gross proceeds (a portion of which will be subject to escrow arrangements).
In addition, we had $2.8 billion from four committed export credit facilities that are available to fund the originally planned ship deliveries for the remainder of 2020 and $5.9 billion from committed export credit facilities that are available to fund ship deliveries originally planned in 2021 and beyond.
To enhance our liquidity, as well as comply with the dividend restrictions contained in the Secured Notes, we have suspended the payment of dividends on, and the repurchase of, the common stock of Carnival Corporation and the ordinary shares of Carnival plc.
We cannot assure you that our assumptions used to estimate our liquidity requirements will be correct because we have never previously experienced a complete cessation of our cruising operations, and as a consequence, our ability to be predictive is uncertain.  However, based on our assumptions and estimates with respect to the pause in our global fleet cruise operations and our financial condition, we believe that the liquidity described in the preceding paragraphs will be sufficient to fund our liquidity requirements over the next eight months until fiscal year end November 30, 2020.  We estimate our liquidity requirements, which include our ongoing ship and administrative operating costs, cash refunds of customer deposits, debt maturities and interest, expected capital improvements, and new ship growth capital not addressed by committed export credit facilities, to be approximately, on average, $1.0 billion per month. In particular:
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Ongoing ship and administrative operating costs - During the pause in our global fleet cruise operations, certain of our ships will be in warm ship layup where the ship will be manned by a full crew and certain of our ships will be in a prolonged ship layup where the ship will be manned by a limited crew.  We estimate the cost per warm ship layup is approximately $2-$3 million per month and the cost per prolonged ship layup is approximately $1 million per month. We will decide whether each vessel in our global fleet will be in a warm ship layup or a prolonged ship layup depending on the circumstances, including the length of pause, which we expect to be extended and may be prolonged. We currently estimate the substantial majority of our fleet will be in prolonged ship layup.  In addition, we expect to incur ongoing selling and administrative expenses, and incremental COVID-related costs associated with sanitizing our ships and defending lawsuits, although we anticipate substantially reducing our advertising spend during the pause in operations. After transitioning to a prolonged pause, we anticipate estimated ongoing ship and administrative operating costs to range from $200-$300 million per month.

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Cash refunds of customer deposits - During the pause in our global fleet cruise operations, we expect to be required to pay cash refunds of customer deposits with respect to a portion of our cancelled cruises.  The current portion of our customer deposits was $4.7 billion as of February 29, 2020.  Depending on the length of the pause and level of guest acceptance of future cruise credits, we may be required to provide cash refunds for a substantial portion of the balance. For the two weeks ended March 15, 2020, and on a weighted average basis based on available lower berth days (“ALBD”), approximately 45% of the guests who have contacted us have accepted future cruise credits in lieu of cash refunds for cancelled voyages. We continue to take future bookings for 2020 and 2021, receiving customer deposits on those bookings.

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Debt maturities and interest - As of February 29, 2020, the current portion of our long-term debt was $2.2 billion. The current portion of our long-term debt as of February 29, 2020 that was maturing on or prior to November 30, 2020 was $1.5 billion. In addition, on March 13, 2020 we fully drew down our $3.0 billion Existing Multicurrency Facility, which amounts are currently due in September 2020 and which we currently expect to repay and redraw, in whole or in part.  Our approximately $200 million per year interest expense for the year ended November 30, 2019 will be increased by the additional interest accrued under the $3.0 billion of Secured Notes and $1.75 billion of Convertible Notes.

In addition to pursuing additional financing, including, but not limited to, the offering of the Notes and the Equity Offering to raise $6.0 billion in aggregate gross proceeds (a portion of which will be subject to escrow arrangements), we are taking additional actions to improve our liquidity, including capital expenditure and operating expense reductions. In particular, we have identified approximately $1 billion of reduction opportunities from our previously disclosed estimated fiscal 2020 capital expenditures (which reduction does not take into account the impact on timing of payments in connection with new ship build as a result of the delays in ship deliveries discussed above).  We have also identified various projects and initiatives within our selling and administrative expenses for reduction or elimination, which we expect will result in reduced cash outflows and cost savings. While we cannot guarantee an outcome, we also intend to pursue deferrals of existing debt maturities, including through available government programs.
We have never previously experienced a complete cessation of our cruising operations, and as a consequence, our ability to be predictive regarding the impact of such a cessation on our brands and future prospects is uncertain. In addition, the magnitude, duration and speed of the global pandemic is uncertain. As a consequence, we cannot estimate the impact on our business, financial condition or near- or longer-term financial or operational results with certainty, but we expect a net loss on both a U.S. GAAP and adjusted basis for the fiscal year ending November 30, 2020.

Preliminary 2020 First Quarter Financial Results
Set forth below are certain preliminary estimates of our results of operations for the period from December 1, 2019 through February 29, 2020 (the “2020 First Quarter”) as compared to our historical results of operations for the period from December 1, 2018 through February 28, 2019 (the “2019 First Quarter”).  The following information is based on our internal management accounts and reporting as of and for the 2020 First Quarter period, as compared to our reviewed results for, or financial metrics derived from, our 2019 First Quarter. We have not yet completed our financial statement review procedures for the 2020 First Quarter and the foregoing preliminary financial and other data for the 2020 First Quarter has been prepared by, and is the responsibility of, management based on currently available information. The preliminary results of operations are subject to revision as we prepare our financial statements and disclosure for the 2020 First Quarter, and such revisions may be significant. In connection with our quarterly closing and review process for the fiscal quarter with our independent auditors, we may identify items that would require us to make adjustments to the preliminary results of operations set forth above. As a result, the final results and other disclosures for the 2020 First Quarter may differ materially from this preliminary data. This preliminary financial data should not be viewed as a substitute for all financial statements prepared in accordance with U.S. GAAP. Our consolidated financial statements for the 2020 First Quarter will not be available until after the offering of the Notes is consummated. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data for the 2020 First Quarter.  Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
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U.S. GAAP net loss of $(781) million, or $(1.14) diluted EPS, for the 2020 First Quarter, compared to U.S. GAAP net income for the 2019 First Quarter of $336 million, or $0.48 diluted EPS. Net loss for the 2020 First Quarter includes $932 million of goodwill and ship impairment charges, reduced by net gains on ship sales.

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Adjusted net income of $150 million, or $0.22 adjusted EPS, for the 2020 First Quarter compared to adjusted net income of $338 million, or $0.49 adjusted EPS, for the 2019 First Quarter. Adjusted net income excludes the net charges of $932 million described above for the 2020 First Quarter and net charges of $2 million for the 2019 First Quarter.

•	Adjusted EBITDA of $781 million for the 2020 First Quarter compared to Adjusted EBITDA of $903 million for the 2019 First Quarter.
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The impact of COVID-19 on the 2020 First Quarter net loss is approximately $0.23 per share, which includes cancelled voyages and other voyage disruptions, and excludes the net charges described above. Other voyage disruptions also impacted 2020 First Quarter results by approximately $0.12 per share.

•	Total revenues for the 2020 First Quarter were $4.8 billion, compared to $4.7 billion for the 2019 First Quarter.
•	Cash flows from operations for the 2020 First Quarter were $916 million, compared to $1.1 billion for the 2019 First Quarter.
•	Fuel consumption for the 2020 First Quarter was 831 thousand metric tons, compared to 830 thousand metric tons for the 2019 First Quarter.
•	Customer deposits included in current liabilities as of February 29, 2020 were $4.7 billion.
•	Current portion of long-term debt as of February 29, 2020 was $2.2 billion.
Adjusted net income, adjusted EPS and Adjusted EBITDA are non-GAAP financial measures.

Adjusted net income is a non-GAAP measure, and we believe that the presentation of adjusted net income is appropriate to provide additional information to holders because gains and losses on ship sales, impairment charges, restructuring costs and other gains and expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss) and, accordingly, we present adjusted net income excluding these items.
Adjusted EBITDA is a non-GAAP measure, and we believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items and other gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance.  Further, we believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our ability to operate our business in compliance with the restrictions set forth in our debt agreements.  We define Adjusted EBITDA as adjusted net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization and (iv) other exceptional items.  There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.
The table below reconciles Adjusted net income and Adjusted EBITDA to net (loss) income for the periods presented.
	Years Ended November 30,
(in millions)	2017	2018	2019	Three Months Ended February 28, 2019	Three Months Ended February 28, 2020	Twelve Months Ended February 29, 2020
Net Income	2,606	3,152	2,990	336	(781)	1,873
Unrealized (gains) losses on fuel derivatives, net	(227)	(94)	–	–	–	–
(Gains) losses on ship sales and impairments	387	(38)	(6)	2	928	920
Restructuring expenses	3	1	10	–	–	10
Other	–	8	47	–	3	50
Adjusted net income	$2,770	$3,029	$3,041	$338	$150	$2,853
Interest expense, net of capitalized interest	198	194	206	51	55	210
Interest income	(9)	(14)	(23)	(4)	(5)	(24)
Interest tax benefit (expense)	60	54	71	2	11	80
Depreciation and amortization	1,846	2,017	2,160	516	570	2,214
Other	(302)	–	–	–	–	–
Adjusted EBITDA	$4,563	$5,280	$5,455	$903	$781	$5,333

As of February 29, 2020, $3.0 billion of immediate liquidity, which consisted of available cash and cash equivalents and available borrowings under our Existing Multicurrency Facility.  In addition, we had $2.8 billion from four committed export credit facilities that are available to fund the originally planned ship deliveries for the remainder of this year and $5.9 billion from committed export credit facilities that are available to fund ship deliveries originally planned in 2021 and beyond. On March 13, 2020, we fully drew down our $3.0 billion Existing Multicurrency Facility, which amounts are currently due in September 2020. We borrowed under the Existing Multicurrency Facility in order to increase our cash position and preserve financial flexibility in light of the impact of the COVID-19 outbreak on our results of operations and liquidity.